UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AVISTA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Prompt execution of the enclosed proxy will save the expense of an additional mailing.

Your immediate attention is appreciated.

March 31, 2003

Dear Shareholder:

On behalf of the Board of Directors, it’s my pleasure to invite you to the 2003 Annual Meeting of Shareholders. The doors open at 9:15 a.m. and the Annual Meeting will begin promptly at 10:00 a.m.

Date:	Thursday Morning, May 8, 2003	Place:	Avista Corp. Main Office Building
Time:	9:15 a.m. Doors Open		Auditorium
	9:30 a.m. Refreshments		1411 E. Mission Avenue
	10:00 a.m. Annual Meeting Convenes		Spokane, Washington

Please take the opportunity to review the enclosed Proxy Statement, 2002 Annual Report, and 2002 Financial Report. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Voting your proxy prior to the meeting will allow for a more efficient and timely meeting.

For your convenience, we’re pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. Or, you can listen to a replay of the webcast at www.avistacorp.com up to 5:00 p.m. (Pacific Time) on May 15, 2003.

Thank you for your continued support.

Sincerely,

Gary G. Ely

Chairman of the Board,

President & Chief Executive Officer

Avista Corp.—1411 E. Mission Ave.—Spokane, Washington 99202

Investor Relations—(509) 495-4203

If you require special accommodations at the Annual Meeting due to a disability, please call our Investor Relations Department by April 18.

AVISTA CORP.

1411 East Mission Avenue

Spokane, Washington 99202

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 8, 2003

Time:	10:00 a.m., Pacific Time

Place:	Avista Corp. Main Office Building—Auditorium
1411 E. Mission Avenue
Spokane, Washington

Record Date:	March 20, 2003

Meeting Agenda:	1) Election of three directors.

2) To transact other business that may come before the meeting or any adjournment(s).

For your convenience, we’re pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. Or, you can listen to a replay of the webcast at www.avistacorp.com up to 5:00 p.m. (Pacific Time) on May 15, 2003.

By Order of the Board of Directors,

Karen S. Feltes

Vice President Human Resources &

Corporate Secretary

Spokane, Washington

March 31, 2003

PROXY STATEMENT—VOTING PROCEDURES

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Avista Corp. of proxies for use at the Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 31, 2003.

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible.     If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

At the close of business on the record date, March 20, 2003, there were 48,181,927 shares of Avista Corp. Common Stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. If the shareholder specifies a choice, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

Holders of Common Stock, the Company’s only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company’s Common Stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

With respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively. The shareholder may give one nominee for election as many votes as the number of directors to be elected, multiplied by the number of shares held by that shareholder or may distribute such votes among any two or more of such nominees. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to three individuals for the 2003 Annual Meeting. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes are not considered “votes cast” and, therefore, will have no effect.

PROPOSAL 1

ELECTION OF DIRECTORS

Three directors are to be elected for a term of three years until 2006 and, in each case, until their successors are elected and qualified. The Company’s Restated Articles of Incorporation provide for up to eleven (11) directors divided into three (3) classes, with each director serving a three-year term. The Bylaws currently fix the number of directors at ten (10). Mrs. Jewell, whose term is set to expire in May 2003, will not be standing for re-election. Therefore, the Bylaws have been amended, effective upon the election of directors at the Annual Meeting, to reduce the number of directors to nine (9). The Board of Directors has nominated John F. Kelly, Lura J. Powell, and R. John Taylor to be elected as directors for a three-year term to expire at the Annual Meeting of Shareholders in 2006. Unless authority to vote is withheld as to any nominee, the individuals named as proxies on the proxy card will vote for the election of the nominees listed below or, in the discretion of such individuals, will vote cumulatively for the election of one or more of the nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute.

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

*	Indicates Nominees for Election

ERIK J. ANDERSON	Director since 2000 (Current term expires 2004)

Mr. Anderson, age 44, is President of Westriver Capital, a private investment company, and is also the Chairman of Tachyon, Inc., an advanced satellite-based internet solutions company. From 1998 to 2002, Mr. Anderson was Chief Executive Officer of Matthew G. Norton, Co., a private investment company, as well as President of its subsidiaries, Northwest Building, LLC and affiliated company, MGN Opportunity, LLC. Prior to 1998, Mr. Anderson was Chief Executive Officer of Trillium Corporation. In addition, his experience includes tenures as both a partner at the private equity firm of Frazier & Company, LP and as a Vice President of Goldman, Sachs & Co. He serves on the board of the Washington State University Foundation, and also serves on the advisory boards for Northwest Venture Partners and Northwest Capital Partners II. Mr. Anderson is also on the board of Avista Laboratories, Inc.

KRISTIANNE BLAKE	Director since 2000 (Current term expires 2004)

Mrs. Blake, age 49, is a certified public accountant and President of the accounting firm of Kristianne Gates Blake, P.S. Prior to founding her firm in 1987, she was a partner with Deloitte & Touche. Mrs. Blake is a trustee of the Frank Russell Investment Company, the Russell Investment Funds, and the WM Group of Funds. She is also a published author. She is currently serving as board chair for both St. George’s School and the Inland Empire YMCA. Mrs. Blake also serves on the board of Avista Advantage, Inc.

DAVID A. CLACK	Director since 1988 (Current term expires 2004)

Mr. Clack, age 68, is managing director of Meridian Capital, LLC, a private investment banking firm headquartered in Seattle, Washington. He is Chairman of NVA Holdings, LLC, and is also on the board of Lifespan Biosciences, Inc. Previously, and for over five years, Mr. Clack was President of Clack and Co., a private investment firm headquartered in Spokane, Washington.

ROY LEWIS EIGUREN	Director since 2002 (Current term expires 2005)

Mr. Eiguren, age 51, is a senior partner at Givens Pursley LLP, one of Idaho’s largest law firms. He has been with the firm since 1993. Prior to entering private practice in 1984, Mr. Eiguren worked as Special Assistant to the Administrator of the Bonneville Power Administration, and also served as Chief of the Legislative and Administrative Affairs Division of the Idaho Attorney General’s Office. Mr. Eiguren is currently a board member of Idaho Independent Bank, the Chairman of the Idaho State Capitol Commission, and also serves as Vice President and director of the University of Idaho Foundation. He is a member of the University of Idaho College of Law Advisory Council and is a co-founder and director of The City Club of Boise. He is also a past Chairman of the Boise Metro Chamber of Commerce, and was a member of the Idaho Coordinating Committee for the United States Olympic Committee, 2002 Salt Lake City Winter Games.

GARY G. ELY	Director since 2001 (Current term expires 2005)

Mr. Ely, age 55, is Chairman of the Board, President, and Chief Executive Officer of the Company. He has been President and Chief Executive Officer since November 10, 2000, and was elected Chairman of the Board on May 11, 2001. He has been employed by the Company since 1967. His experience includes management positions in engineering, operations, marketing, and natural gas. He was appointed Vice President of Marketing in 1986, Vice President of Natural Gas in 1991, Senior Vice President of Generation in 1996, Executive Vice President in 1999, and acting President and CEO in October 2000. Mr. Ely also serves as Chairman of the Board of Avista Corp.’s subsidiaries, including Avista Advantage, Avista Labs, and Avista Energy. He has been an active member of various professional and business organizations, including the American Gas Association Government Relations Policy Committee and the University of Idaho Presidential Advisory Committee. Mr. Ely is also a member of the Washington State Business Roundtable. In addition, he has served on the boards of the Pacific Coast Gas Association, Northwest Electric Light and Power Association, the Northwest Gas Association, and the Spokane Valley Chamber of Commerce.

JOHN F. KELLY*	Director since 1997 (For a term expiring in 2006)

Mr. Kelly, age 58, is Chairman and Chief Executive Officer of Alaska Air Group and will officially retire from Alaska Air Group on May 20, 2003. He has been a board member of Alaska Air Group since 1989 and served as President of that company, as well as Chairman of Alaska Airlines, from 1995 to February 2003. He also served as CEO of Alaska Airlines from 1995 to January 2002, President from 1995 to 1997, and Chief Operating Officer from November 1994 to February 1995. He served as Chairman of the Board of Horizon Air from February 1991 to February 2003. Mr. Kelly is a director of the Washington State Roundtable and a board member of the Air Transport Association and of the Northwestern University Transportation Center Business Advisory Committee.

JESSIE J. KNIGHT, JR.	Director since 1999 (Current term expires 2005)

Mr. Knight, age 52, is President and CEO of the San Diego Regional Chamber of Commerce and is Executive Vice President of Navillus Associates, LLC, a real estate development partnership located in San Francisco. From 1993 through 1998, Mr. Knight served as a Commissioner of the California Public Utilities Commission as managing commissioner over the telecommunications and electric industries of the state. Mr. Knight was the Vice President of Marketing for the San Francisco Chronicle and San Francisco Examiner newspapers for seven years. He spent ten years in senior management positions in marketing and finance for the Dole Foods Company (principally in the pineapple industry) and as Director of Marketing for its U.S. and Canadian canned pineapple businesses and in its Latin American operations. Mr. Knight currently sits on the boards of Alaska Air Group and Environmental Power Corporation. He is former Vice Chairman of the World Affairs Council of Northern California, and is presently a standing member of the Council on Foreign Relations.

LURA J. POWELL, Ph.D.*	Director since 2003 (For a term expiring in 2006)

Dr. Powell, 52, is the President of Lura J. Powell & Associates, a technology consulting firm, and is the immediate past director of the Pacific Northwest National Laboratory (PNNL) in Richland, Washington (Tri-Cities), where she served from March 2000 through December 2002. Her responsibilities at PNNL included overseeing a $600 million research budget and nearly 4,000 staff members. Prior to assuming leadership at PNNL, Dr. Powell’s experience in the management of large research and development projects included 27 years with the National Institute of Standards and Technology in Washington, D.C., which provides measurements and standards for U.S. industry and develops innovative technologies that have the potential for commercial use. As director of the National Institute’s Advanced Technology Program, she oversaw an investment portfolio of more than $2 billion that included biotechnology, information technology, electronics, manufacturing, materials, and chemistry. Although she recently retired from PNNL, Dr. Powell continues to be actively involved in business and community activities. She is currently an active member of the Tri-Cities Industrial Development Council (TRIDEC) board of directors, and has been a leader of the Tri-Cities strategic planning effort. Dr. Powell also serves on various non-profit boards including the Kadlec Medical Center and the Fred Hutchinson Cancer Research Center in Seattle. She is a past member of the Washington Business Roundtable, and has served on the boards of the Washington Technology Alliance and the United Way of Benton and Franklin Counties.

R. JOHN TAYLOR*	Director since 1985 (For a term expiring in 2006)

Mr. Taylor, age 53, has been Chairman and CEO for over five years of AIA Services Corporation, and is also Chairman of CropUSA Insurance Company. Both companies are insurance agencies with operations throughout the United States. Previously, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is a member of the board of directors of Pacific Empire Radio Corporation of Lewiston, Idaho, a member of the board of trustees of The Idaho Heritage Trust, and a member of the State of Idaho Endowment Fund Investment Board. Mr. Taylor also serves on the board of Avista Energy, Inc.

BOARD OF DIRECTORS OF AVISTA CORP.

CORPORATE GOVERNANCE GUIDING PRINCIPLES

Director Accountability—Directors act as representatives of the shareholders. Directors help define and shape the vision of the corporation, review strategic objectives and business plans, and provide direction and guidance to executive management. Directors strive to ensure that strategies, budgets, forecasts, financial plans, and adequate resources are in place to enable the corporation to meet its objectives. Directors encourage accountability, business excellence, a high-performance environment, and retention of high-caliber people.

Director Commitment—Directors must commit time outside of Board meetings to understand the business and related issues, to stay updated, and to prepare for Board and committee meetings. Directors must also make themselves available to executive management to provide advice and counsel outside of Board meetings. Directors are expected to attend all meetings of the Board and all meetings of Board committees of which they are members. Directors must sit on at least one Board committee. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible. A significant conflict may also arise from time to time that might prevent a director from attending a quarterly meeting. However, it is expected that each director will make every effort to keep such absences to a minimum.

Director Independence—Directors must exercise unbiased and independent judgment. Directors must be diligent and prudent in overseeing the corporation’s business and performance. Directors must be free from any material direct or indirect potential benefit other than as a shareholder. Outside directors allow time in an executive session immediately after each quarterly Board meeting to discuss items of interest or urgency.

Director Selection—The Board has established guidelines, as well as a position profile, for the recruitment and selection of directors. Among other things, these guidelines are to better prepare the Board to identify corporate needs as director retirements/vacancies occur and as the needs of the business change, as well as to clearly convey what is expected of a Board member. The Board will consist of individuals with the necessary business expertise and professional specialization to allow for success in today’s highly competitive business arena and who meet the criteria set forth in the above guiding principles.

Board Composition—The Board will, as set forth in the Articles of Incorporation, consist of no more than eleven directors and generally only one employee—the Chief Executive Officer—will be a director. Should business reasons dictate, the Board retains the flexibility to increase the number of employee directors. But, in any event, the majority of the Board will always consist of outside directors.

Board Committees—Each committee of the Board meets at least quarterly. The Chair of each committee reports items discussed by the respective committee to the full Board at each quarterly meeting or more often if deemed necessary. Committee assignments are designed in part to build the skills of directors and the Board as a whole. The committees include members who have special skills relevant to its work. Committee membership is rotated, as appropriate, to address the changing needs of the business and to assist directors in learning the business as a whole. The Board has established certain Board committees as set forth in this proxy statement. Only outside directors sit on the committees of Audit, Finance, Compensation & Organization, and Corporate Governance.

Board Communications/Access to Management—Senior management regularly attends Board meetings at the invitation of the Board, and directors have access to Company management for information. The Chief Executive Officer provides directors with business updates and related industry information on a monthly basis. In addition, directors receive timely and relevant information on any emerging items of significant interest. Directors and executives strive to ensure that there is a sharing of information between each other that builds an effective partnership and enhances the corporation’s opportunity to maximize shareholder value.

Board Agendas/Materials—The Chairman of the Board and the Chair of each Board committee are actively engaged in setting meeting agendas. In addition, a preliminary agenda is provided to directors in advance of Board and committee meetings for their review and input. Directors are also provided with pertinent background material for their review in advance of meetings.

Leadership Development/Succession Planning—The Board has charged the Compensation & Organization Committee with establishing succession plans for the Chief Executive Officer and other executive management. The Chief Executive Officer is expected to update the Board at least annually with respect to leadership development and succession plans for executives and other key positions.

Evaluation of the Chief Executive Officer/Senior Officers—The Compensation & Organization Committee is charged with overseeing an annual evaluation of the Chief Executive Officer. The Committee facilitates the evaluation discussion with the full Board, and provides feedback to the Chief Executive Officer with respect to said evaluation. The Chief Executive Officer is charged with overseeing annual evaluations of executive management and apprising the Board of executive management performance.

Former Chairman of the Board and/or Chief Executive Officer’s Board Membership—When the Chairman and/or the Chief Executive Officer who is an employee and who also serves as a director resigns, a resignation from the Board is required at the same time.

Director Retirement Age/Term Limits/Performance—The Bylaws of the Company provide that a director who is seventy years of age or more shall retire from the Board effective at the Annual Meeting of Shareholders held in the year in which his/her term expires. The Board has no evidence to suggest that setting term limits has a significant potential to enhance the individual performance/quality of directors. Performance expectations for directors are set forth in the Board member position profile. The Corporate Governance Committee is charged with monitoring overall Board effectiveness.

Shareholder Confidential Voting—Confidential voting will be used for all matters to be voted upon by shareholders except (1) as necessary to meet any legal requirements, (2) when a shareholder requests disclosure of the shareholder’s vote to management, (3) in any dispute regarding authenticity of proxies and ballots, and (4) in the event of a proxy contest if the other party soliciting proxies does not agree to comply with confidential voting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held six Board meetings in 2002. The average attendance during 2002 at all meetings of the Board and at all Board committee meetings was 98.5 percent.

AUDIT—The duties and responsibilities of this Committee are set forth in the Committee’s charter included in the back of this proxy statement. Only outside directors sit on the Committee. The Committee consists of directors Clack, Knight, and Blake—Chair. Five meetings were held in 2002.

FINANCE—Strives to ensure that corporate management has in place strategies, budgets, forecasts, and financial plans and programs to enable the Company to meet its goals and objectives. The Committee’s activities and recommendations include reviewing management’s qualitative and quantitative financial plans and objectives for both the short and long term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial objectives and taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers and strategies. Only outside directors sit on the Committee. The Committee consists of directors Jewell and Anderson—Chair. Four meetings were held in 2002.

CORPORATE GOVERNANCE—Advises the Board on corporate governance matters. Such matters include recommending guidelines for the role, composition, and size of the Board, as well as evaluating Board effectiveness and organizational structure. The Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedures set forth below. Only outside directors sit on the Committee. The Committee consists of directors Anderson, Blake, Eiguren, and Knight—Chair. Four meetings were held in 2002.

COMPENSATION & ORGANIZATION—Considers and approves compensation and benefits of executive officers of the Company, and reviews compensation and benefits of executive officers of the Company’s affiliates. The Committee keeps itself apprised of employee benefit plans overall. The Committee also reviews management proposals with respect to organizational structure and executive personnel and makes recommendations to the full Board, as appropriate. In addition, the Committee oversees succession planning for the Chief Executive Officer, as well as other executive officers and key positions. Only outside directors sit on the Committee. The Committee consists of directors Eiguren, Taylor, and Kelly—Chair. Four meetings were held in 2002.

ENVIRONMENTAL, SAFETY & SECURITY—Assists the Board in monitoring and overseeing the Company’s environmental compliance, employee safety performance, and corporate security, and provides appropriate policy guidance to executive management on environmental issues. The Committee is responsible to the Board of Directors and reports regularly to the Board on activities of the Committee. The Committee consists of Scott Morris, Senior Vice President and Environmental Compliance Officer of the Company, as well as directors Blake and Clack—Chair. Four meetings were held in 2002.

EXECUTIVE—Has and may exercise, when the Board is not in session, all the powers of said Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws or by resolutions of the Board. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when it is not timely or practical for the entire Board to meet. The Committee consists of directors Blake, Clack, Taylor, and Ely—Chair. No meetings were held in 2002.

DIRECTOR NOMINATIONS

The Corporate Governance Committee will consider written recommendations for the Board of Directors that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Corporate Secretary of the Company, 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

DIRECTOR COMPENSATION

During 2002, directors who were not employees of the Company received an annual retainer of $30,000. Of that amount, two-thirds was paid automatically in Company Common Stock pursuant to provisions of the Non-Employee Director Stock Plan. Directors are also paid $1,200 for each meeting of the Board of Directors or any committee meeting of the Board. Directors who serve as Board committee chairs and, therefore, have added responsibility and time requirements associated with Board membership receive an additional $4,000 annual retainer. In addition, any non-employee director who also serves as director of a subsidiary of the Company receives from the Company a meeting fee of $1,200 for each subsidiary board meeting they attend. Directors Anderson, Blake, and Taylor hold board positions with subsidiaries of the Company.

In 2002, outside directors also received a non-qualified stock option grant of 3,000 shares in accordance with the Non-Employee Director Stock Option Program. Stock options granted under this plan are reflected in the Security Ownership of Management Table. Stock options are granted at 100% of fair market value, which assures that directors receive a benefit only when the stock price increases.

As discussed below in the report of the Compensation & Organization Committee, that Committee began an extensive study of the Company’s compensation philosophy and programs during the fourth quarter of 2002. As that report indicates, the study has already resulted in changes to the Company’s executive compensation practices. During 2003, the Board Corporate Governance Committee will consider comparable changes regarding director compensation.

The Board of Directors has set a stock ownership expectation for all Board members. Directors are expected to achieve a minimum investment of $100,000 in Company Common Stock within five years of their becoming a Board member and retain at least that level of investment during their tenure as Board members. This expectation illustrates the Board’s philosophy of the importance of stock ownership for directors in order to further strengthen the commonality of interest between the Board of Directors and shareholders.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock of the Company held beneficially, as of March 1, 2003, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company’s Preferred Stock. Also, directors and executive officers as a group do not own in excess of 1% of the outstanding Common Stock of the Company. And, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

		Amount and Nature of Beneficial Ownership
Name	Direct	Indirect	Number of Shares Underlying Options Exercisable Within 60 Days(1)	Number of Shares Underlying Other Options(1)	Total
Erik J. Anderson	2,426		4,500	1,500	8,426
Kristianne Blake	2,850		7,500	1,500	11,850
David A. Clack	9,692	10,256(2)	10,500	1,500	31,948
Roy Lewis Eiguren	849		1,500	1,500	3,849
Jon E. Eliassen (3)	7,966	16,185(4)	65,250	0	89,401
Gary G. Ely	7,098	76,940(5)	125,000	276,250	485,288
Sarah M. R. (Sally) Jewell (6)	7,942		10,500	1,500	19,942
John F. Kelly	5,816		10,500	1,500	17,816
Jessie J. Knight, Jr.	5,783		10,500	1,500	17,783
David J. Meyer	10,922	12,061(7)	68,250	69,500	160,733
Lloyd H. Meyers (8) (9)		2,855(4)	19,600	25,500	47,955
Scott L. Morris	238	5,815(4)	28,300	66,450	100,803
Lura J. Powell	1,849		0	0	1,849
R. John Taylor	12,564	9,295(10)	10,500	1,500	33,859
All directors and executive officers as a group, including those listed above—22 individuals	77,706	187,655	529,350	728,300	1,523,011

(1)	Avista Corp. Common Stock options granted under the Long-Term Incentive Plan. Options reflected in the “Other Options” column are not exercisable within sixty days.
(2)	Includes 2,000 shares held in the name of Clack & Co., 7,500 shares held in an IRA account, and 756 shares held by Mr. Clack’s spouse.

(3)	Mr. Eliassen will retire in April 2003 after almost 33 years of service. Upon his retirement, any unvested Avista Corp. Common Stock options will immediately vest and become exercisable in full, with the exception of any options granted on November 8, 2001 that have not vested. Mr. Eliassen will have three years from the date of his retirement to exercise the options. Mr. Eliassen also holds 730 exercisable stock options of Bay Area Manufacturing, an indirect subsidiary of the Company.
(4)	Shares held in the Company’s 401(k) Investment Plan.
(5)	Includes 36,612 shares held in the Company’s 401(k) Investment Plan and 40,328 shares held in the Executive Deferral Plan.
(6)	Mrs. Jewell is not standing for re-election.
(7)	Includes 6,318 shares held in the Company’s 401(k) Investment Plan and 5,743 shares held in an IRA account.
(8)	Lloyd Meyers is not a board-appointed officer of the Company, but does meet the definition of an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as he is a person in charge of a principal business unit and performs a policy making function for the Company.
(9)	Lloyd Meyers holds 6,493 Common Stock shares of Avista Energy and 4,165 non-qualified stock options of Avista Energy, an indirect subsidiary of the Company.
(10)	Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 472 shares held by Mr. Taylor’s spouse of which shares he disclaims beneficial ownership; and 910 shares held by Mr. Taylor as custodian for his children. Also includes 3,913 shares for which Mr. Taylor has deferred receipt to a later date in accordance with the provisions of the Non-Employee Director Stock Plan.

OTHER SECURITY OWNERSHIP

As of March 1, 2003, the following was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock:

William H. Gates III—2,982,200 shares, or 6.2%, of the outstanding Common Stock

Mr. Gates, One Microsoft Way, Redmond, WA 98052 and Cascade Investments, LLC have shared voting power and shared investment power as to all 2,982,200 shares. Mr. Gates is the sole member of Cascade Investments, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors, and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission (SEC). Based solely on a review of Forms 3, 4, and 5 furnished to the Company during 2002, the Company believes that all Section 16 filing requirements applicable to the Company’s reporting persons were completed in a timely manner except that Form 4’s were inadvertently not filed on a timely basis with respect to Avista Corp. stock options granted in November 2002 to the following executive officers: David A. Brukardt, Christy M. Burmeister-Smith, Gary G. Ely, Karen S. Feltes, Malyn K. Malquist, David J. Meyer, Scott L. Morris, Kelly O. Norwood, Ronald R. Peterson, Terry L. Syms, and Roger D. Woodworth. These transactions were subsequently reported to the SEC in accordance with the rules.

EXECUTIVE COMPENSATION

BOARD COMPENSATION & ORGANIZATION COMMITTEE REPORT

To Shareholders:

In accordance with its Charter, the Compensation & Organization Committee of the Board of Directors (the “Committee”) reviews and approves compensation and benefits for executive officers. The Committee establishes specific strategic corporate performance goals, which correspond to short-term and long-term compensation opportunities for executive officers. The Committee annually reviews the performance of the CEO and the other executive officers. The Committee is comprised of three non-employee Board members designated by the Board of Directors. The Committee meets quarterly, and an executive session is held at each Committee meeting.

The primary objective in establishing compensation opportunities for executive officers is to support the Company’s goal of maximizing the value of shareholders’ interests. To achieve this objective, the Committee believes it is critical to:

•	Hire, develop, reward, and retain the most competent executives possible by providing compensation opportunities which are competitive in the marketplace.

•	Tie a significant portion of pay to performance so that rewards vary with the achievement of annual and longer-term results.

•	Promote a close identity of interest between management and shareholders and encourage decision-making that enhances shareholder value. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of corporate and individual goals and through regular grants of equity compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of non-performance-based compensation in excess of $1 million paid in any one year to the chief executive officer and the other four highest-paid executive officers. The Long-Term Incentive Plan was designed to meet the requirements of performance-based compensation under Section 162(m). When consistent with its compensation philosophy and objectives, the Committee intends to structure compensation plans so that all compensation expense is deductible for tax purposes.

Components of Compensation

As indicated, the Committee believes that executive officer compensation should be closely aligned with the performance of the Company, and that such compensation should assist in attracting and retaining key executives critical to the Company’s long-term success. To that end, the Committee’s philosophy is that the total compensation program should consist of an annual base salary, an annual incentive (the amount of which is dependent on corporate and individual performance), and long-term incentives in the form of performance-based stock opportunities.

The Committee considers but does not target executive officer compensation at the median of similarly situated executives at the Company’s competitors. Rather, the Committee believes that its total compensation opportunities for executive officers must provide compensation potential to attract and retain executive officers that possess the necessary talent and skill to further the Company’s success.

Base Salary

The Committee reviews each executive officer’s base salary at least annually. The factors that influence Committee decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, internal pay-equity considerations, level of responsibilities and job complexity, prior experience, breadth of knowledge, and job performance, including the Committee’s subjective judgment as to individual contribution. The Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. During 2002, based on these factors, the Committee increased base salaries for certain executive officers—other than the CEO whose compensation is discussed separately below. The median increase was 4.3%.

In light of the Company’s financial condition in 2001, the CEO, the other executive officers, as well as other senior management, voluntarily took 15% salary reductions from September 1 through December 31, 2001. In 2002, to continue to improve the Company’s financial condition, those executive officers granted base salary increases voluntarily agreed to delay a portion of their increase. The increase was implemented in two increments. Half of the increase became effective March 1, 2002 and the other half became effective November 1, 2002.

CEO Compensation

Gary G. Ely has been Chairman of the Board of the Company since May 11, 2001 and has been President and CEO of the Company since November 10, 2000. Mr. Ely’s extensive experience, business and industry expertise, and leadership abilities have been vital in continuing the restoration of the Company’s financial condition. The Committee engages an external consulting firm to conduct an annual review of total compensation levels and data for CEO’s in the utility and diversified energy industry to determine appropriate base salary and long and short-term incentives. The Committee utilized that data, the factors outlined above under Base Salary, and also took into consideration that Mr. Ely’s responsibilities include both electric and gas utility operations, as well as diverse subsidiary operations. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies.

Under the Committee’s guidelines, Mr. Ely’s base salary could have increased during 2002. However, after consulting with the Committee, Mr. Ely declined an increase to allow increases for certain other executive officers and in order to contribute to the further improvement of the Company’s financial condition as previously noted. With that in mind, the Committee determined that Mr. Ely’s base salary for 2002 would remain at $500,000, which reflects the midpoint level of the market within a range of plus or minus ten percent.

Mr. Ely received an incentive award under the Annual Incentive Compensation Plan as set forth below. He also received a stock option grant under the Long-Term Incentive Compensation Plan as set forth in the Option Grants Table.

Annual Incentive Compensation

The 2002 Executive Incentive Compensation Plan provided the opportunity for executive officers to earn an annual incentive based on meeting certain corporate and utility performance measures. The Committee established the target amount as a specified percentage of each executive officer’s salary. The target bonus percentages ranged from 40% to 90% of base salary depending on position. In the event that certain corporate and utility performance goals were achieved, executive officers would have been entitled to receive the full award. In the event that certain performance goals were exceeded, executive officers would have been entitled to receive up to 150% of their target bonus percentage.

The Committee establishes performance measures annually. In 2002, the Committee approved a plan based on achieving a utility operations and maintenance (O&M) cost per customer target and achieving a target for corporate earnings before interest, taxes, depreciation, and amortization (EBITDA). The plan had three minimum independent standard performance triggers that had to be met for funding of incentives to occur. These triggers included meeting minimum performance levels set for customer satisfaction and electric reliability, as well as staying within the budgeted amount for capital expenditures. The funding triggers, if met, would create the incentive pool from which incentives would be paid. Incentives would be paid when the financial target measurements of corporate cash flow (EBITDA) and/or the O&M cost per customer measure were achieved. Threshold targets were met for both financial measures. Therefore, executive officers, including Mr. Ely, were awarded incentives ranging from 6% to 37% of each individual’s base salary – the median incentive was 17% of base salary.

Long-Term Incentive Compensation

The primary objective of the Long-Term Incentive Plan is to link management compensation with the long-term interests of shareholders. For years prior to 2003, the Committee established a target level of stock options for each executive officer position. The target level was based on competitive data reflecting the estimated median value of the annual long-term compensation opportunity for similar positions in the utility industry. In determining actual annual stock option grants, the Committee also considered individual performance and the potential contribution to the Company’s success. Stock options granted under this plan in 2002 to the named executive officers are reflected in the Summary Compensation Table. Each option has an exercise price equal to the fair market value of the underlying share on the option grant date, which assures that executives receive a benefit only when the stock price increases.

Compensation Philosophy and Programs Review

The Committee conducted an extensive study of our compensation philosophy and programs during the fourth quarter of 2002. With the assistance of an independent advisor, the Committee evaluated our current programs and policies against current and emerging competitive practice and against legal and regulatory developments, including the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). As a result of that review, the Committee has modified the Company’s overall program and specific plans in several respects.

First, the Committee carefully reviewed the Company’s equity compensation practices. In recent years, the Committee has relied on stock option grants to align executive compensation with overall company performance and shareholder interests. Based on the review, the Committee continues to believe that equity compensation will assist in accomplishing those objectives and should remain a part of our overall approach to executive compensation. The Committee has concluded, however, that other forms of equity compensation may be more effective. Accordingly, following executive officer stock option grants in November, 2002, the Committee decided that stock options would no longer be a component of executive compensation. Effective, January 1, 2003, the Committee will rely more on performance share awards, which will vest at the end of each three-year cycle based on the attainment of specified performance objectives.

Second, the impact of Sarbanes-Oxley on the Company’s executive compensation programs was evaluated, and it was concluded that no changes were required.

Members of the Compensation & Organization Committee

of the Board of Directors

John F. Kelly—Chair	Roy Lewis Eiguren	R. John Taylor

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)			Long-Term Compensation(1)
					Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)		Restricted Stock Awards	Shares Underlying Options(#)(2)	Long-Term Incentive Payouts($)	All Other Comp.($)
G. G. Ely	2002	$497,115	$187,464	(3)		108,750		$31,471	(4)
Chairman of the Board,	2001	$472,558				195,000		$31,415
President & Chief	2000	$304,077	$136,500	(5)		50,000		$28,906
Executive Officer

J. E. Eliassen	2002	$251,494	$60,488	(3)				$15,659	(4)
Senior Vice President	2001	$231,330				35,000		$19,748
	2000	$237,600	$59,400	(5)		24,000		$26,093

D. J. Meyer	2002	$249,415	$59,988	(3)		26,250		$33,118	(4)
Senior Vice President &	2001	$230,307				35,000		$26,031
General Counsel	2000	$240,000	$60,000	(5)		24,000		$12,531

L. H. Meyers	2002	$192,081	$32,827	(3)		9,000		$8,805	(4)
Vice President – Avista	2001	$182,327	$121,030	(6)		12,000		$8,681
Utilities	2000	$190,000	$23,750	(7)		10,000		$18,745

S. L. Morris	2002	$216,523	$64,488	(3)		26,250		$23,370	(4)(8)
Senior Vice President	2001	$174,734				35,000		$19,799
	2000	$136,729	$35,000	(5)		26,000		$12,340

Notes to Summary Compensation Table:

(1)	Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% incentive/bonus cash payments. Accumulated deferred compensation is credited with earnings at a non-preferential rate.
(2)	Avista Corp. Common Stock options granted under the Long-Term Incentive Plan.
(3)	Cash awards made to certain executive officers for 2002 performance.
(4)	Includes employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer’s deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company’s One-Leave Program. Amounts for 2002 under the Deferral Plan were: Ely—$13,615; Eliassen—$2,760; Meyer—$2,714; Meyers—$555; Morris—$213. Amounts for 2002 under the 401(k) plan were: Ely—$8,250; Eliassen—$8,250; Meyer—$8,250; Meyers—$8,250; Morris—$8,250. Amounts for 2002 under the One-Leave Program were: Ely—$9,606 (40 hrs.); Eliassen—$4,649 (40 hrs.); Meyer—$22,154 (225 hrs.); Meyers—$0; Morris—$14,173 (120 hrs.).
(5)	Cash awards made to certain executive officers for 2000 performance.
(6)	Cash award paid by Avista Power, LLC, an indirect affiliate of the Company, to Lloyd Meyers for 2001 performance.
(7)	Cash award paid by Avista Power, LLC, an indirect affiliate of the Company, to Lloyd Meyers for 2000 performance.
(8)	Includes relocation expense of $734 paid to Mr. Morris for 2001 expense.

OPTION GRANTS IN 2002 OF AVISTA CORP.

	Individual Grants
Name	Number of Shares Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (Per Share)	Expiration Date	Grant Date Present Value(2)
G. G. Ely	108,750	19.09%	$10.17	11/07/12	$362,767
J. E. Eliassen	0	0%	$0	0	$0
D. J. Meyer	26,250	4.61%	$10.17	11/07/12	$87,564
L. H. Meyers	9,000	1.58%	$10.17	11/07/12	$30,022
S. L. Morris	26,250	4.61%	$10.17	11/07/12	$87,564

(1)	Options granted in 2002 are exercisable starting one year after the grant date, with 25 percent of the shares becoming exercisable at that time, and with an additional 25 percent of the options becoming exercisable on each of the three successive anniversary dates. Options will generally vest and become exercisable in full immediately prior to the effective date of a change of control. The options were granted for a term of ten years. No options granted under the Long-Term Incentive Plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution.
(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: An exercise price on the option grants of $10.17, the exercise price being equal to the fair market value of the underlying stock on the grant date. Volatility of 47.13 percent calculated using month-end stock prices for the 36-month period prior to the grant date. An interest rate of 3.88 percent representing the interest rate on a U.S. Treasury strip with a maturity date corresponding to that of the option term. Dividends at the rate of $0.48 per share representing the annualized dividend paid with respect to a share of Common Stock at the date of grant. The options were granted for a term of ten years. The ultimate value of the options will depend on the future market price of the Company’s Common Stock. The actual value an optionee will realize, if any, upon exercise of an option will depend on the excess of the market value of the Company’s Common Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN

LAST FISCAL YEAR AND FY-END OPTION VALUES

OF AVISTA CORP. AND ANY INDIRECT SUBSIDIARIES

			Number of Shares Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the- Money Options at FY-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
G. G. Ely	0	0	112,500	288,750	0	$151,163
J. E. Eliassen	0	0	48,250	43,250	0	$0
J. E. Eliassen (1)	0	0	730	0	0	$0
D. J. Meyer	0	0	68,250	69,500	0	$36,488
L. H. Meyers	0	0	19,600	25,500	0	$12,510
L. H. Meyers (2)	7,500	75,000	4,165	0	17,618	$0
S. L. Morris	0	0	28,300	66,450	0	$36,488

(1)	Bay Area Manufacturing stock options valued at $0 per share ($36.55 exercise price).
(2)	The amounts for Lloyd Meyers relate to options to acquire stock in Avista Energy valued at $15.42 as of December 31, 2002. During 2002, Mr. Meyers exercised 7,500 non-qualified Avista Energy stock options. The exercise price was $11.19 per share and the fair market value at exercise was $21.19 per share. Of the exercised shares, 1,007 were repurchased by Avista Energy at $21.19 per share to cover mandatory withholding taxes on the exercise.

PENSION PLAN TABLE

	Years of Credited Service
Remuneration	15	20	25	30
$175,000	$65,625	$87,500	$109,375	$131,250
$200,000	$75,000	$100,000	$125,000	$150,000
$225,000	$84,375	$112,500	$140,625	$168,750
$250,000	$93,750	$125,000	$156,250	$187,500
$300,000	$112,500	$150,000	$187,500	$225,000
$400,000	$150,000	$200,000	$250,000	$300,000
$450,000	$168,750	$225,000	$281,250	$337,500
$500,000	$187,500	$250,000	$312,500	$375,000
$550,000	$206,250	$275,000	$343,750	$412,500
$600,000	$225,000	$300,000	$375,000	$450,000
$650,000	$243,750	$325,000	$406,250	$487,500
$700,000	$262,500	$350,000	$437,500	$525,000
$750,000	$281,250	$375,000	$468,750	$562,500

The table above reflects benefits pursuant to the Retirement Plan for Employees and the Supplemental Executive Retirement Plan. The Company’s Retirement Plan for Employees provides a retirement benefit based upon employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under “Salary” in the Summary Compensation Table.

The Supplemental Executive Retirement Plan (“SERP”) provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company’s Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer, who retires at age 65, of 3 percent of final average base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis, and are not subject to reduction for offset amounts. Years of Company service and credited service for listed executive officers are shown below. (SERP participants may only earn a maximum of 30 years of credited service.)

Name	Years of Company Service	Years of Credited Service (SERP)
G. G. Ely	36	30
J. E. Eliassen	32	30
D. J. Meyer (1)	4	24
L. H. Meyers (2)	16	0
S. L. Morris	21	21

(1)	In accordance with David Meyer’s employment agreement as described in this proxy statement, Mr. Meyer was granted 20 years of credited service upon his employment.

(2)	Lloyd Meyers is not eligible for the Supplemental Executive Retirement Plan. However, he is eligible for the Supplemental Manager Retirement Plan. This plan is substantially the same as the Supplemental Executive Retirement Plan, except that the Manager Plan, when combined with the Retirement Plan, provides for 1.5 percent (instead of 2.5 percent as in the Supplemental Executive Retirement Plan) of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years.

CHANGE OF CONTROL AGREEMENTS AND OTHER COMPENSATORY PLANS

Change of Control Agreements

The Company has Change of Control Agreements with all of the named executive officers, with the exception of Lloyd Meyers. The agreements will provide compensation and benefits to the named executive officers in the event of a change of control of the Company. Pursuant to the terms of the agreements, the named executive officers agree to remain in the employ of the Company for three years following a change of control of the Company, and will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the change of control. In addition to the annual base salary, each named executive officer will receive an annual bonus at least equal to such executive officer’s highest bonus paid by the Company for the three fiscal years preceding the change of control (the “Recent Annual Bonus”). If employment is terminated by the Company for other than Cause or by such executive officer for Good Reason during the first three years after a change of control, the executive officer will receive the base salary due to such executive officer. In addition, the executive officer will receive a proportionate bonus based upon the higher of the Recent Annual Bonus and the executive officer’s annual bonus for the last fiscal year (the “Highest Annual Bonus”), together with an amount equal to three times the sum of the base salary and the Highest Annual Bonus. The executive officer will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for three years from the date of termination, and may receive outplacement assistance. The executive officer will also be entitled to a lump sum payment equal to the actuarial present value of the benefit under the Company’s retirement plans that the executive officer would have received if the executive officer had remained in the employ of the Company for three years after the date of termination. If any payments to the executive officer would be subject to the excise tax on excess parachute payments imposed by section 4999 of the Internal Revenue Code, the agreements also provide that the executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the executive officer do not exceed 110% of the maximum amount the executive officer could receive without triggering the excise tax, the payments to the executive officer will be reduced to that maximum amount and the executive officer will not receive a gross-up payment.

Employment Agreement—D. J. Meyer

The Company entered into an employment agreement with Mr. Meyer, effective September 16, 1998, pursuant to which the Company agreed to employ Mr. Meyer as Senior Vice President and General Counsel for a period of five years and continuing thereafter on a year-to-year basis, unless terminated by written notice delivered to Mr. Meyer not less than twelve months prior to any anniversary date following the initial five-year term. Alternatively, the Company may terminate the agreement without cause at any time upon 20 days’ notice and payment of severance. The employment agreement entitles Mr. Meyer to receive an annual base salary of $240,000 subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Meyer shall be entitled to participate in the Company’s employee benefit plans generally available to executive officers and is also entitled to not less than 30 days paid leave pursuant to the Company’s One-Leave Program. In addition, Mr. Meyer was credited with 20 years of pension benefit service and will be entitled to a supplemental retirement pension benefit calculated at 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service. Under the agreement, Mr. Meyer was also afforded the following: (1) A signing bonus of $200,000. In the event that Mr. Meyer terminates his employment with the Company, other than for good reason as defined in the employment agreement, Mr. Meyer would be required to repay that amount of the signing bonus proportionate to the period of time remaining prior to the expiration of the agreement. (2) An award of restricted shares of the Company’s Common Stock having a fair market value on September 16, 1998, equal to $200,000, which award has vested in its entirety. (3) An option to purchase 20,000 shares of Company Common Stock, with an exercise price equal to the fair market value on September 16, 1998.

Supplemental Executive Disability Plan

The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer’s base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company’s Long-Term Disability Plan for employees, workers’ compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer’s date of retirement or age 65.

Executive Income Continuation Plan

In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer’s designated beneficiary will receive, as elected by the executive officer, either (a) a lump sum equal to twice the executive officer’s annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer’s annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive’s death.

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Returns – Avista Corp. vs. Industry Indexes

Assumes $100 was invested in AVA and each index on December 31, 1997 and that all dividends were reinvested when paid.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Avista Corp.	$83.41	$68.80	$93.37	$62.25	$56.39
S&P 500 Index	$128.58	$155.63	$141.46	$124.65	$97.10
S&P 400 Electric Utilities Index	$112.71	$99.67	$141.53	$126.54	$113.48

(1)	The S&P 500 Index consists of 500 stocks chosen for market size, liquidity and industry group representations.
(2)	The S&P 400 Electric Utilities Index currently includes 17 electric utility companies. This index replaces the “S&P Electric Co MidCap Index,” which was discontinued when Standard & Poor’s reclassified all of its U.S. Indexes to reflect the Global Industry Classification Standard (GICS).

NOTE:  The stock performance shown in the graph is not necessarily indicative of future price performance.

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors appoints the independent auditors that audit the financial statements of the Company. It’s anticipated that the Board of Directors will formally appoint the independent auditors for continuing audit work in 2003 at their next Board meeting. Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), currently serves as such independent auditors, has conducted consolidated annual audits of the Company for many years, and is one of the world’s largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

AUDITORS FEES

Audit Fees: The fees for professional services rendered by Deloitte & Touche in connection with their audit of the Company’s consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2002 fiscal year were approximately $815,300.

Financial Information Systems Design and Implementation Fees: There were no professional services rendered by Deloitte & Touche in the 2002 fiscal year relating to financial information systems design and implementation.

All other fees: The fees for all other services rendered by Deloitte & Touche in the 2002 fiscal year were as follows:

•	Attestation Fees: The fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters related to the Securities and Exchange Commission and other registration statements, agreed-upon procedures, and consultation on accounting standards were approximately $46,500.

•	Other Fees: The fees for all other services, such as consultation related to tax planning and compliance, assistance with regulatory matters, and consultation regarding risk management activities rendered by Deloitte & Touche in the 2002 fiscal year were approximately $50,200.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.

The Committee is composed of independent directors as defined by the rules of the New York Stock Exchange (NYSE). In 2002, the Committee met five times. In addition, the Committee reviewed the quarterly financial statements with management and independent auditors prior to their inclusion in the Quarterly Reports on Form 10-Q’s filed with the Securities and Exchange Commission.

The Committee obtained from Deloitte & Touche LLP, the Company’s independent auditors, the written disclosures and letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with that firm any relationships that might impact their objectivity and independence. The Committee discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scopes, and identification of audit risks. The Committee also reviewed the independent auditors proposed fees and non-audit related services.

During the year, the Committee reviewed its Charter and monitored the new and proposed requirements of the Sarbanes-Oxley Act and the NYSE. The Committee reviewed the status and implementation of the various requirements with the Company’s management and Deloitte & Touche. It also received an implementation status report from PricewaterhouseCoopers, which was engaged by the Company to provide advice regarding the implementation of Section 302 and 404 of the Sarbanes-Oxley Act. The Committee also reviewed with the CEO and CFO their certifications as to the accuracy of the financial statements and the establishment and maintenance of disclosure controls and procedures for quarterly and annual reports.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and reviewed quarterly risk management updates.

The Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment in 2002 of Deloitte & Touche LLP, and the Board concurred in such recommendation.

Dated: March 11, 2003

Members of the Audit Committee

of the Board of Directors

Kristianne Blake—Chair	David A. Clack	Jessie J. Knight, Jr.

Class Action Securities Litigation

On September 27, 2002, Ronald R. Wambolt filed a class action lawsuit in the United States District Court for the Eastern District of Washington against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of the Company, Gary G. Ely, the current Chairman of the Board, President and Chief Executive Officer of the Company, and Jon E. Eliassen, the former Senior Vice President and Chief Financial Officer of the Company. On October 9, 2002, Gail West filed a similar class action lawsuit in the same court against the same parties. On November 7, 2002, Michael Atlas filed a similar class action lawsuit in the same court against the same parties. On November 21, 2002, Peter Arnone filed a similar class action lawsuit in the same court against the same parties. In their complaints, the plaintiffs assert violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In particular, the plaintiffs allege that the Company failed to disclose certain business practices that Avista Corp. was allegedly engaging in with Enron Power Marketing, Inc., and Portland General Electric Corporation. For further information see “Federal Energy Regulatory Commission Inquiry” detailed in note 28 of the notes to the consolidated financial statements in the Company’s 10-K. The plaintiffs assert that such alleged misstatements and omissions have occurred in the Company’s filings with the Securities and Exchange Commission and other information made publicly available by the Company, including press releases. The class action lawsuits assert claims on behalf of all persons who purchased, converted, exchanged or otherwise acquired the Company’s common stock during the period between November 23, 1999 and August 13, 2002. On February 3, 2003, the court issued an order consolidating the complaints under the name “In re Avista Corp. Securities Litigation,” and on February 7, 2003 appointed the lead plaintiff and co-lead counsel. The Company intends to file a motion to dismiss these consolidated complaints and vigorously defend against these lawsuits.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s 2002 Annual Report to Shareholders and the 2002 Financial Report accompanies this Proxy Statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2004 ANNUAL MEETING OF SHAREHOLDERS

The 2004 Annual Meeting of Shareholders is tentatively scheduled for Thursday, May 13, 2004, in Spokane. (This date and location are subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the Securities and Exchange Commission (“SEC”).

Proposals to be Included in Management’s Proxy Materials

Shareholder proposals to be included in management’s proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before December 1, 2003.

Other Proposals

Proxies solicited by the Board of Directors will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management’s proxy materials) if the shareholder does not give the Company notice of the matter on or before February 13, 2004. In addition, even if the shareholder does give the Company notice on or before February 13, 2004, management’s proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220.

EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Georgeson Shareholder at a cost of $5,000, plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company’s Common Stock to forward copies of the proxy soliciting material and the Company’s 2002 Annual Report to Shareholders and the 2002 Financial Report to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

By Order of the Board of Directors

Karen S. Feltes

Vice President Human Resources &

Corporate Secretary

Spokane, Washington

March 31, 2003

Appendix

Preface:  The Avista Corp.  Audit Committee continues to monitor legal and regulatory changes relating to the functions and duties of audit committees and intends to revise its charter as it deems appropriate when the proposed rules are finalized.

AVISTA CORP.

AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors (the “Board”) to be known as the Audit Committee (the “Committee”) that will meet at least quarterly or more frequently as circumstances require. The Committee shall consist of not less than three members and be composed of directors who are able to satisfy the independence requirements of the New York Stock Exchange. In addition, all Committee members must be financially literate and at least one member shall have accounting or related management experience both as may be determined, from time to time, by the Board in the exercise of its business judgment.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its responsibility to the shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open communication among the directors, the independent auditors, the internal auditors, and the management of the Company.

It is recognized that: (i) the independent auditor for the Company is ultimately accountable to the Board and to the Committee; (ii) the Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor; (iii) the Committee is responsible for ensuring that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company; and (iv) the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that might impact the objectivity and independence of the independent auditor or for recommending that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities

The Committee’s primary responsibilities include:

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

•	Approve material non-audit services to be provided by the independent auditors and determine such services are compatible with maintaining the auditors’ independence.

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•	Meet with the independent auditors before the audit to review the independent auditors’ engagement letter and proposed audit fees.

•	Review periodically with management, independent auditors and internal auditors the Company’s significant financial risk exposures, and the steps management has taken to monitor and control such exposures.

•	Review quarterly with the Company’s General Counsel legal matters, material reports or inquiries received from regulators or governmental agencies that may, as determined by management and General Counsel, have a material impact on the Company’s financial condition, results of operations or compliance policies.

•	Review quarterly with management and the independent auditors the Company’s subsidiaries compliance with legal and accounting rules and regulations.

•	Discuss with the independent auditor the matters required to be communicated by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Review with management and the independent auditors the quarterly financial results, any significant changes in accounting principles and any items that could significantly affect the quarterly financial statements. After appropriate review and if determined appropriate, recommend the quarterly financial statements prepared by management be included in the Form 10Q filing with the SEC.

•	Review with the independent auditors any problems, difficulties or restrictions the auditors may have encountered in the course of the audit work and any management letter comments the auditors communicated to management.

•	Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting principles and practices and the adequacy of internal controls that could significantly affect the Company’s financial statements. If so determined by the Committee, recommend that the annual financial statements prepared by management be included in the Company’s Form 10-K filing with the SEC.

•	Receive periodic written reports from the independent auditors regarding the auditor’s independence and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

•	Review and approve the report and other disclosures required by the SEC to be included in the Company’s annual proxy statement.

•	Review reports from internal audit summarizing plans, staffing, and results of audit activities.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board.

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AVISTA CORPORATION

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Avista Corporation for the Annual Meeting of Shareholders on Thursday, May 8, 2003.

The undersigned appoints G.G. Ely and K.S. Feltes, and each of them, with full power of substitution, the Proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 8, 2003, and at any adjournments thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR item 1.

The Board of Directors recommends a vote “FOR” item 1.

Comments or change of address	(Continued, and to be dated and signed on the reverse side.)

AVISTA CORPORATION P.O. BOX 11235 NEW YORK, NY 10203-0235

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

Two Alternate Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day - 7 Days a Week It’s Fast and Convenient

	TELEPHONE 1-866-214-3768		INTERNET https://www.proxyvotenow.com/ava				MAIL

•	Use any touch-tone telephone.		•	Go to the website address listed above.		•	Mark, sign and date your Proxy Card.

•	Have your Proxy Form in hand.	OR	•	Have your Proxy Form in hand.	OR	•	Detach card from Proxy Form.

•	Enter the Control Number located in the box below.		•	Enter the Control Number located in the box below.		•	Return the card in the postage-paid envelope proved.

•	Follow the simple recorded instructions.		•	Follow the simple instructions.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

        1-866-214-3768

           CALL TOLL-FREE TO VOTE

ê  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  ê

☐	Please sign, date and return this proxy in the enclosed postage prepaid envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

    1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	To change your address, please mark this box.	☐
Nominees: 01 - John F. Kelly, 02 - Lura J. Powell, 03 - R. John Taylor
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)						To include any comments, please mark this box.	☐

*Exceptions

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

SCAN LINE

The signature on this Proxy should correspond exactly with the shareholder’s name as printed to the left in the case of joint tenants, co-executors, or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian, should give their full title.

Date Share Owner sign here	Co-Owner sign here